                                EXHIBIT 12.4

                 ALCO STANDARD CORPORATION AND SUBSIDIARIES
      RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                  (EXCLUDING CAPTIVE FINANCE SUBSIDIARIES)
                           (DOLLARS IN THOUSANDS)

                                 3 MONTHS           YEAR ENDED SEPTEMBER 30
                                  ENDED   --------------------------------------------
                                 12/31/93   1993      1992     1991     1990     1989
                                 -------- --------  -------- -------- -------- --------
EARNINGS
  Income (loss) from
   continuing
   operations...........         $29,300  $11,025  $ 98,162 $ 73,051 $ 66,283 $ 83,330
  Add:
    Loss from
     unconsolidated
     affiliate..........             736    2,538
    Provision for income
     taxes..............          19,841   11,512    64,592   46,221   46,781   16,870
    Fixed charges.......          17,711   62,535    50,595   52,951   55,189   44,274
                                 -------  -------  -------- -------- -------- --------
    Earnings, as
     adjusted .......... (A)     $67,588  $87,610  $213,349 $172,223 $168,253 $144,474
                                 =======  =======  ======== ======== ======== ========
FIXED CHARGES AND PRE-
 FERRED STOCK DIVIDENDS
  Other interest ex-
   pense, including in-
   terest on capital
   leases...............         $12,143  $40,189  $ 31,680 $ 37,426 $ 41,792 $ 32,949
  Estimated interest
   component of rental
   expense..............           5,568   22,346    18,915   15,525   13,397   11,325
                                 -------  -------  -------- -------- -------- --------
  Total fixed charges...          17,711   62,535    50,595   52,951   55,189   44,274
  Preferred stock
   dividends, as
   adjusted.............           4,854   15,613       129      227      401      416
                                 -------  -------  -------- -------- -------- --------
  Total fixed charges
   and preferred stock
   dividends ........... (B)     $22,565  $78,148  $ 50,724 $ 53,178 $ 55,590 $ 44,690
                                 =======  =======  ======== ======== ======== ========
RATIO OF EARNINGS TO
 FIXED CHARGES AND PRE-
 FERRED STOCK DIVIDENDS
          (A) divided by (B)         3.0      1.1*      4.2      3.2      3.0      3.2

                                     ===      ===       ===      ===      ===      ===

- --------
* Excluding the effect of the restructuring costs, the ratio of earnings to fixed charges and preferred stock dividends (excluding captive finance subsidiaries) for fiscal 1993 is 3.4.